Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Buckhead Community Bancorp, Inc. and its subsidiary of our report dated March 30, 2007 relating to our audit of the consolidated financial statements which appear in the Prospectus, which is part of this Registration Statement, of Buckhead Community Bancorp, Inc. and subsidiary for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

September 14, 2007